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                                                                   Exhibit 10.19

                               [FUSION LETTERHEAD]

May 16, 1995

Mr. James Fischer
950 Laguna Avenue
Burlingame, CA 94010

Dear James,

Speaking for myself as well as all of the members of the team here at Fusion, I am pleased to offer you the position of Director of Marketing.

The position of Director of Marketing will report directly to the Chief Executive Officer. Your direct base compensation will be $7,083.33 per month paid on a semi-monthly basis in accordance with the Company's normal payroll procedures. I will recommend at the next regularly scheduled Board of Directors meeting following your date of hire, that the Company provide to you a stock option to purchase 75,000 shares of stock. These stock options will vest according to the Company's standard four (4) year vesting schedule. The exercise price of the stock will be fixed as of the date of your employment.

You should be aware that your employment at Fusion Medical Technologies, Inc. is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Fusion Medical Technologies, Inc. is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as set forth in our Stock Option Agreement and Proprietary Information Agreement.

To indicate your acceptance of the Company's offer please sign and date this letter in the space provided below and fax it to me no later than May 17, 1995. A duplicate original is enclosed for your records. You will be required to sign a Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written. This letter may not be modified or amended except by written agreement, signed by the Company and you.

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We hope that you can begin work no later than Friday June 2, 1995. James, both I and the rest of the team at Fusion are excited about the prospect of your joining the Company. I look forward to working with you at Fusion. Welcome Aboard!

Sincerely,


/s/ Philip Sawyer                                             Date May 16, 1995
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Philip M. Sawyer
President and CEO
Fusion Medical Technologies, Inc.

Agreed and Accepted

Employee Name /s/ James Fischer                               Date May 17, 1995
              --------------------------                           -------------
              James Fischer